Exhibit 4.1

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of December 18, 2016, by and between MICROPORT NEUROTECH CHINA CORP. LIMITED, a corporation formed under the laws of Hong Kong with an office located at Level 54, Hopewell Center, 183 Queen’s Road East, Hong Kong (“Creditor”), and OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314, in its capacity as Collateral Agent (as hereinafter defined) for the Lenders (as hereinafter defined).

Recitals

A. In connection with a certain Loan and Security Agreement, dated as of April 24, 2015, as amended by that certain Consent and First Amendment to Loan and Security Agreement, dated as of July 30, 2015 (such agreement, as previously amended, and as it may be amended or restated in the future to the extent not prohibited pursuant to Section 8 hereof, the “Loan Agreement”), among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and LOMBARD MEDICAL TECHNOLOGIES INC., a Delaware corporation with an office located at 15420 Laguna Canyon Road, Suite 260, Irvine CA 92618 (“Lombard Medical”) and ALTURA MEDICAL, INC., a Delaware corporation with offices located at 923 Hamilton Ave., Menlo Park, CA 94025 (“Altura” and together with Lombard Medical, individually and collectively, jointly and severally, “Borrower”), Borrower has requested and/or obtained certain loans or other credit accommodations from Lenders to Borrower which are or may be from time to time secured by assets and property of Borrower.

B. Pursuant to that certain Guarantee and Indemnity, dated April 24, 2015, as amended by that certain Consent and Amendment Deed, dated as of July 30, 2015 (the “Guarantee”), LOMBARD MEDICAL, INC., a Cayman Islands exempted company with limited liability with an office in Tridon Park, Lombard Medical House, 4 Basil Hill Rd, Didcot OX11 7HJ, UK (“Obligor”), along with certain other Guarantors, have agreed to guarantee the obligations of Borrower under the Loan Agreement and the other Senior Debt Documents.

C. In connection with a certain Investment Agreement, dated as of the date hereof (as it may be amended from time to time in the future to the extent not prohibited pursuant to Section 7 hereof, the “Investment Agreement”), among Creditor, certain other parties named as “Purchaser” thereunder, and Obligor, among other things, Obligor has issued certain unsecured convertible bonds to Creditor in the principal amount of $10,000,000, which unsecured convertible bonds are evidenced by a convertible promissory note, dated December 18, 2016, and those sections of the Investment Agreement that relate to the terms of issuance and conversion of such unsecured convertible bonds (together, the “Subordinated Convertible Note,” as such Subordinated Convertible Note may be amended from time to time to the extent not prohibited under Section 7 hereof). A true and complete copy of the Investment Agreement and the Subordinated Convertible Note has been provided to Collateral Agent prior to the effectiveness of this Agreement.

D. In order to induce Lenders to consent to the issuance by Obligor to Creditor of the Subordinated Convertible Note, Creditor is willing to subordinate all of Obligor’s indebtedness to Creditor under or in connection with the Subordinated Convertible Note (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations (if any)), whether presently existing or arising in the future (the “Subordinated Debt”) to all of Obligor’s indebtedness and obligations to the Collateral Agent and/or the Lenders under or in connection with the Senior Debt Documents (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations, including, without limitation, all interest accruing after the commencement by or against Obligor of any bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement and the other Senior Debt Documents, whether presently existing or arising in the future (subject to the limitations set forth in Section 8 hereof, the “Senior Debt”), to the extent and in the manner set forth herein.

E. Capitalized terms used and not defined herein shall have the meanings as set forth in Exhibit A attached hereto.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Creditor hereby acknowledges and agrees, until the Termination Date, as follows: (i) Creditor does not have any lien on or security interest in any property of Obligor, whether now owned or hereafter acquired, including, without limitation, the “Collateral” as defined in the Loan Agreement; (ii) Obligor is prohibited from granting to Creditor any lien on or security interest in any property of Obligor, whether now owned or hereafter acquired, including, without limitation, the Collateral; and (iii) Creditor shall not take any lien on or security interest in any property of Obligor, whether now owned or hereafter acquired, including without limitation, the Collateral. In furtherance of the foregoing, until the Termination Date, Creditor hereby subordinates to the Collateral Agent and the Lenders any security interest or lien that Creditor may have in any property of Obligor, including without limitation, the Collateral. Notwithstanding the respective dates of attachment or perfection of any security interest of Creditor and the security interest of the Collateral Agent and the Lenders, until the Termination Date, the lien and security interest of the Collateral Agent and the Lenders in the any property of Obligor, whether now owned or hereafter acquired, including, without limitation, the Collateral, shall at all times be senior to the lien and security interest of Creditor.

2. Until the Termination Date, all Subordinated Debt is subordinated in right of payment to the Senior Debt. Other than as set forth in Section 3 hereof, Creditor will not demand or receive from Obligor (and Obligor will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Subordinated Debt or any property of Obligor, whether now owned or hereafter acquired, including, without limitation, the Collateral (and until the Termination Date, Creditor hereby subordinates all of Creditor’s security interests, if any, that it may have or acquire in the Collateral to all security interests therein in favor of the Collateral Agent and/or the Lenders), nor will Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Obligor in respect of the Subordinated Debt, in each case, until the earlier of (A) the date that (i) the Senior Debt (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) is fully and indefeasibly paid in cash, (ii) the Lenders have no commitment or obligation to lend any further funds to Borrower under the Senior Debt Documents, and (iii) the Senior Debt Documents are terminated (the earliest date by which all of (i), (ii) and (iii) shall have occurred being the “Payment in Full of the Senior Debt”); or (B) all of the Subordinated Debt has been converted into Conversion Shares, other than the Permitted Fractional Share Payment described in Section 3(iv) (such earlier date of (A) or (B) being the “Termination Date”).

3. Notwithstanding anything to the contrary contained in this Agreement, including under Section 2 hereof:

(i) The terms of subordination and restrictions set forth in this Agreement shall only apply to the subordination of the Subordinated Debt to the Senior Debt, as set forth herein (including the subordination of any lien or security interest of Creditor in respect of any property of Obligor (including the Collateral) to secure the Subordinated Debt, to the senior lien and security interest of the Collateral Agent and Lenders in the Collateral to secure the Senior Debt), and shall not apply to (A) any other agreements or transactions between Obligor or any affiliate of Obligor, on one hand, and any of Creditor, Microport Scientific Corporation, a corporation formed under the laws of the Cayman Island (“Microport Scientific”), or any affiliate of Creditor or Microport Scientific, on the other hand; or (B) any rights or remedies of Creditor, Microport Scientific or any affiliate of Creditor or Microport Scientific with respect to such other agreements or transactions;

(ii) the terms of subordination set forth in this Agreement do not apply to the issuance of the Conversion Shares that are or may be received by Creditor upon conversion of the Subordinated Convertible Note under the terms thereof and of the Investment Agreement, which Conversion Shares may be received by Creditor without restriction under this Agreement;

(iii) Obligor may pay and Creditor may receive non-cash accrual or capitalization of payment in kind interest under the Subordinated Convertible Note without restriction under this Agreement; provided, that until the Termination Date, any payments under this clause (iii) may only be made in the form of Ordinary Shares;

(iv) Obligor may pay and Creditor may receive payments in lieu of fractional shares (as described in Section 8.2 of the Investment Agreement) provided that the aggregate amount of such payments does not exceed Ten Thousand Dollars ($10,000.00) (such payments, “Permitted Fractional Share Payments”); and

(v) in no event will this Agreement prevent or limit the following:

(A) the rights and remedies of Creditor with respect to any claim arising out of the Investment Agreement that does not constitute a claim for payment with respect to the Subordinated Convertible Note (other than a claim for payment solely in the form of Ordinary Shares);

(B) the ability of Creditor to file lawsuits to prevent the running of any applicable statute of limitations in respect of the Subordinated Debt or in respect of claims set forth in Section 15 hereof (subject to the terms of subordination set forth herein);

(C) in the event of the bankruptcy or insolvency of Obligor, the ability of Creditor (1) to accelerate the obligations under the Subordinated Convertible Note (but not to collect any cash payments in respect thereof until Payment in Full of the Senior Debt), and (2) to file a claim and vote in any such bankruptcy or insolvency proceeding with respect to the Subordinated Debt, subject to the limitations set forth in Section 3(vi);

(D) the right of Creditor to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of Creditor under the Subordinated Convertible Note (subject to the terms of subordination set forth herein); or

(E) the right of Creditor to take any action to seek and obtain specific performance or injunctive relief to compel Obligor to comply with (or not violate or breach) an obligation under the Investment Agreement or in respect of the Subordinated Convertible Note, as long as such action is not accompanied by a claim for monetary damages, collection action or other payment in respect of the Subordinated Debt (other than in the form of Ordinary Shares).

(vi) Notwithstanding anything to the contrary contained in this Agreement, Creditor agrees that, in the event of the bankruptcy or insolvency of Obligor, Creditor shall not support or vote in favor of any plan of reorganization of Obligor (A) which does not provide for the payment in full of the Senior Debt in cash prior to any payment in respect of the Subordinated Debt (other than payments in the form of Ordinary Shares), unless Collateral Agent and Lenders are voting in favor of such plan; or (B) otherwise that is inconsistent with the terms of this Agreement.

4. Until the Termination Date, Creditor shall hold in trust for the Collateral Agent and the Lenders and promptly deliver to the Collateral Agent in the form received (except for endorsement or assignment by Creditor where required by the Collateral Agent), for application to the Senior Debt, any payment, distribution, or proceeds received by Creditor with respect to the Subordinated Debt in violation of this Agreement.

5. In the event of Obligor’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect until the Termination Date, and the Collateral Agent’s and the Lenders’ claims against Obligor and the estate of Obligor with respect to the Senior Debt shall be paid in full before any payment (other than payment in the form of Ordinary Shares) is made to Creditor with respect to the Subordinated Debt.

6. Creditor shall promptly affix a legend to the Subordinated Convertible Note stating that the Subordinated Convertible Note is subject to the terms of this Agreement. By the execution of this Agreement, until the Termination Date, Creditor hereby authorizes the Collateral Agent and the Lenders to amend any financing statements filed by Creditor against Obligor as follows: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and Oxford Finance LLC, in its capacity as Collateral Agent, the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Oxford Finance LLC and the Lenders identified therein in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Oxford Finance LLC and the Lenders.”

7. Until the Termination Date, neither Obligor nor Creditor may amend the material terms of the Subordinated Convertible Note (or the terms of the Investment Agreement that relate to the Subordinated Debt) without the prior written consent of the Collateral Agent and the Lenders, other than amendments (for which prior or contemporaneous notice is provided to the Collateral Agent) that (A) change the amounts or dates of the Ordinary Shares issuable to Creditor under the terms of the Subordinated Convertible Note; (B) change the date, price or manner of conversion of the Subordinated Debt into Conversion Shares (and without payment of any other kind by Obligor to Creditor with respect to the Subordinated Debt); or (C) waive any event of default or any other term, provision or condition contained in the Subordinated Convertible Note, or of any of the rights and remedies of Creditor thereunder. Without limiting the foregoing, no amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of any security interest or lien that Creditor may have in any property of Obligor. By way of example, such instruments shall not be amended to (i) increase the rate of cash interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or cash interest or any other cash portion of the Subordinated Debt. The Collateral Agent and the Lenders shall have the sole and exclusive right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of any of the property or assets of Obligor, including, without limitation, the Collateral, in accordance with the terms of the Senior Debt Documents. Upon written notice from the Collateral Agent of the Collateral Agent’s and the Lenders’ agreement to release its lien on all or any portion of the Collateral in connection with the sale, transfer or other disposition thereof by the Collateral Agent and the Lenders (or by Obligor with consent of the Collateral Agent and the Lenders), Creditor shall be deemed to have also, automatically and simultaneously, released any lien or security interest on such Collateral, and Creditor shall upon written request by the Collateral Agent, immediately take such action as shall be necessary or appropriate to evidence and confirm such release. All proceeds resulting from any such sale, transfer or other disposition shall be applied first to the Senior Debt until Payment in Full of the Senior Debt, with the balance, if any, to the Subordinated Debt, or to any other entitled party. If Creditor fails to release any lien or security interest as required hereunder, Creditor hereby appoints the Collateral Agent as attorney in fact for Creditor with full power of substitution to release Creditor’s liens and security interests as provided hereunder. Such power of attorney being coupled with an interest shall be irrevocable.

8. The Collateral Agent and Lenders may from time to time without notice or consent of Creditor, change the manner or place of payment or alter any of the terms of the Senior Debt or amend the Senior Debt Documents; provided that, notwithstanding anything to the contrary contained in this Agreement or the Senior Debt Documents, the Collateral Agent and the Lenders may not, and shall not permit Obligor or Borrower or any of their respective affiliates to: (i) increase the principal amount of the Senior Debt owing under the Senior Debt Documents to more than 110% of the principal amount of the Senior Debt outstanding or committed as of the date of such amendment; (ii) impose on Borrower or any Guarantor rates of interest in excess of 12.56% per annum; or (iii) add restrictions on the ability of Obligor to repay the Subordinated Debt or to convert the Subordinated Debt into Conversion Shares that are not set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the restrictions on amendment set forth in this Section 8 shall not apply to the Senior Debt that is refinanced with a new lender.

9. All necessary action on the part of Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Creditor hereunder has been taken. This Agreement constitutes the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance of and compliance with this Agreement by Creditor will not (i) result in any material violation or default of any term of any of Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (ii) violate any material applicable law, rule or regulation.

10. If, at any time after Payment in Full of the Senior Debt any payments of the Senior Debt must be disgorged by the Collateral Agent or the Lenders for any reason (including, without limitation, the bankruptcy of Obligor, Borrower or any Guarantor), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to the Collateral Agent all cash payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder; provided, however, for the avoidance of doubt, that Creditor shall have no obligation to disgorge any Ordinary Shares or any Permitted Fractional Share Payments received by Creditor. At any time and from time to time, without notice to Creditor, the Collateral Agent and the Lenders may take such actions with respect to the Senior Debt as the Collateral Agent and the Lenders, in their sole discretion, may deem appropriate and not prohibited under Section 8 hereof, including, without limitation, increasing the principal amount (subject to the limitations of Section 8 hereof), terminating advances to Borrower, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Obligor or any other person. Subject to the restrictions under Section 8 hereof, no such action or inaction shall impair or otherwise affect the Collateral Agent’s and the Lenders’ rights hereunder.

11. This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of the Collateral Agent and the Lenders. This Agreement shall remain effective until the Termination Date. Creditor agrees that if Borrower is in the process of refinancing the Senior Debt with a new lender and if the Collateral Agent and/or the Lenders make a request of Creditor, Creditor shall agree to enter into a new subordination agreement with such new lender on substantially the terms and conditions of this Agreement.

12. Creditor and the Collateral Agent each hereby agrees to execute such documents and/or take such further action as the other may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when reasonably requested.

13. The Collateral Agent and the Lenders hereby consent to Obligor’s incurrence of the Subordinated Debt and Obligor issuing the Subordinated Convertible Note and consummating the transactions contemplated thereby and, to the extent that any waivers under the Loan Agreement or any other Senior Debt Document are required for Obligor to incur the Subordinated Debt or issue the Subordinated Convertible Note and perform under their terms, the Collateral Agent and the Lenders hereby provide such waivers.

14. Except as otherwise provided herein, all notices required, contemplated, or permitted hereunder or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of: (i) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mail, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows (or to such other address as modified by written notice given in accordance with this Section 14):

If to the Collateral Agent:

Oxford Finance LLC

133 North Fairfax Street

Alexandria, Virginia 22314

Attn: Legal Department

Fax: (703) 519-5225

With a copy to (which shall not constitute notice hereunder):

Greenberg Traig, LLP

One International Place

Boston, MA 02110

Attn: Jonathan Bell

Fax: (617) 310-6001

If to Creditor:

MicroPort NeuroTech China Corp. Limited

Level 54, Hopewell Center

183 Queen’s Road East, Hong Kong

Attn: Dr. Chang Zhaohua

With a copy to (which shall not constitute notice hereunder):

Morrison & Foerster LLP

425 Market Street, 32nd Floor

San Francisco, CA 94105

Attn: Jaclyn Liu

Fax: (415) 276-7514

15. If cash otherwise payable to Creditor on account of the Subordinated Debt shall have been applied pursuant to this Agreement to the payment of the Senior Debt, and if the Payment in Full of the Senior Debt shall have occurred, then Creditor shall be subrogated to any rights of the Collateral Agent and the Lenders to receive further payments or distributions until the Subordinated Debt shall have been fully paid. No such payments or distributions received by Creditor by reason of such subrogation shall, as between Obligor and its creditors other than the Collateral Agent and the Lenders, on the one hand, and Creditor, on the other hand, be deemed to be a payment by Obligor on account of the Subordinated Debt owed to Creditor.

16. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws principles. Creditor and the Collateral Agent submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement. CREDITOR AND COLLATERAL AGENT WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of the Collateral Agent at any time to exercise self-help remedies, foreclose against Collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

18. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by the Collateral Agent, the Lenders or Obligor in entering into this Agreement and Creditor has kept and will continue to keep itself fully appraised of the financial and other condition of Obligor. This Agreement may be amended only by written instrument signed by Creditor and the Collateral Agent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

OXFORD FINANCE LLC, as Collateral Agent

By:	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President of Finance
CREDITOR: MICROPORT NEUROTECH CHINA CORP. LIMITED

By:	/s/ Dr. Chang Zhaohua
Name:	Dr. Chang Zhaohua
Title:	Director

The undersigned approves of the terms of this Agreement.

OBLIGOR: LOMBARD MEDICAL, INC.

By	/s/ William J. Kullback
Name:	William J. Kullback
Title:	Chief Financial Officer

Exhibit A

Defined Terms

“Altura” has the meaning defined in Recital A hereto.

“Borrower” has the meaning defined in Recital A hereto.

“Collateral Agent” has the meaning defined in Recital A hereto.

“Conversion Shares” means the Ordinary Shares that Creditor may convert any of its convertible bonds evidenced by the Subordinated Convertible Note into pursuant to the terms of the Subordinated Convertible Note.

“Creditor” has the meaning defined in the recitals hereto.

“Collateral Agent” has the meaning defined in Recital A hereto.

“Guarantee” has the meaning defined in Recital A hereto.

“Guarantors” has the meaning as defined in the Loan Agreement.

“Lenders” has the meaning defined in Recital A hereto.

“Loan Agreement” has the meaning defined in Recital A hereto.

“Lombard Medical” has the meaning defined in Recital A hereto.

“Obligor” has the meaning defined in Recital B hereto.

“Ordinary Shares” means the ordinary shares, $0.01 par value per share, of Obligor.

“Payment in Full of the Senior Debt” has the meaning as defined in Section 2 hereof.

“Permitted Fractional Share Payment” has the meaning defined in Section 3(iv) hereof.

“Senior Debt” has the meaning defined in Recital D hereto.

“Senior Debt Documents” means the Loan Documents, as such term is defined in the Loan Agreement, with the exception of the Warrants, as such term is defined in the Loan Agreement, as such Senior Debt Documents may be amended or restated from time to time to the extent not prohibited under Section 8 hereof.

“Subordinated Convertible Note” has the meaning defined in Recital C hereto.

“Subordinated Debt” has the meaning defined in Recital D hereto.

“Termination Date” has the meaning defined in Section 2 hereof.

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